                                                               EXHIBIT (12)(a)

                    COMPASS BANCSHARES, INC. AND SUBSIDIARIES
    RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (In Thousands)
                                   (Unaudited)

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

                                                           Nine Months Ended
                                                             September 30
                                                      --------------------------
                                                          1999             1998
                                                       ----------      ----------
Pretax income                                            $246,048       $213,600
Add fixed charges:
  Interest on deposits                                    305,451        299,076
  Interest on borrowings                                  139,718        111,096
  Portion of rental expense
   representing interest expense                            4,760          4,398
                                                         --------       --------
      Total fixed charges                                 449,929        414,570
                                                         --------       --------
    Income before fixed charges                          $695,977       $628,170
                                                         ========       ========

Total fixed charges                                      $449,929       $414,570
Preferred stock dividends and
 redemption premium                                         1,892          2,301
Tax effect of preferred stock dividends                       987          1,172
                                                         --------       --------
Combined fixed charges and preferred
 stock dividends                                         $452,808       $418,043
                                                         ========       ========

Pretax income                                            $246,048       $213,600
Add fixed charges (excluding
 interest on deposits):
  Interest on borrowings                                  139,718        111,096
  Portion of rental expense
   representing interest expense                            4,760          4,398
                                                         --------       --------
         Total fixed charges                              144,478        115,494
                                                         --------       --------
Income before fixed charges (excluding
 interest on deposits)                                   $390,526       $329,094
                                                         ========       ========

Total fixed charges                                      $144,478       $115,494
Preferred stock dividends and
 redemption premium                                         1,892          2,301
Tax effect of preferred stock
 dividends                                                    987          1,172
                                                         --------       --------
Combined fixed charges and preferred
 stock dividends                                         $147,357       $118,967
                                                         ========       ========

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
 PREFERRED STOCK DIVIDENDS:
  Including interest on deposits                            1.54x          1.50x
  Excluding interest on deposits                            2.65x          2.77x

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